Exhibit 1(f)

MERRILL LYNCH INDEX FUNDS, INC.

ARTICLES OF AMENDMENT

MERRILL LYNCH INDEX FUNDS, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its charter as currently in effect. As of immediately before the amendment to the Corporation’s charter described below, the shares of common stock of each Series of the Corporation, par value $0.0001 per share (the “Common Stock”), are divided into classes having the following designations: Class A Common Stock and Class I Common Stock.

SECOND: Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended by renaming each Series and the applicable issued and unissued shares of capital stock of the Corporation as set forth below:

Current Name of Series and Class	New Name of Series and Class
Merrill Lynch Aggregate Bond Index Fund	BlackRock Aggregate Bond Index Fund
Class A Common Stock	Investor A Common Stock
Class I Common Stock	Institutional Common Stock

Merrill Lynch International Index Fund	BlackRock International Index Fund
Class A Common Stock	Investor A Common Stock
Class I Common Stock	Institutional Common Stock

Merrill Lynch S&P 500 Index Fund	BlackRock S&P 500 Index Fund
Class A Common Stock	Investor A Common Stock
Class I Common Stock	Institutional Common Stock

Merrill Lynch Small Cap Index Fund	BlackRock Small Cap Index Fund
Investor A Common Stock	Investor A Common Stock
Institutional Common Stock	Institutional Common Stock

THIRD: (i) The Investor A Common Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Common Stock; and

(ii) The Institutional Common Stock shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Common Stock.

FOURTH: These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

FIFTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

SIXTH: As amended hereby, the Corporation’s charter shall remain in full force and effect.

SEVENTH: These Articles of Amendment shall be effective as of the 2nd day of October, 2006.

IN WITNESS WHEREOF, MERRILL LYNCH INDEX FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of the      day of September, 2006.

MERRILL LYNCH INDEX FUNDS, INC.

By:
Donald C. Burke, Vice President

Witness:

Alice A. Pellegrino, Secretary

THE UNDERSIGNED, Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

Donald C. Burke, Vice President

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